CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF
                            SYMPHONY VENTURES, INC.


      Pursuant to section 78.390 of the Nevada Revised Statutes, Symphony Ventures, Inc., hereinafter referred to as the "Corporation," hereby adopts the following amendment to its Articles of Incorporation.

      1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article I thereof in its entirety and inserting the following in lieu thereof:

                                  ARTICLE I

                                     NAME

      The name of the corporation (the "Corporation") shall be:

                         Micro-ASI International, Inc.

      2. The Articles of Incorporation of the Corporation are hereby amended by deleting the first paragraph of Article IV thereof and substituting the following therefor:

                                  ARTICLE IV

                               AUTHORIZED SHARES

            The Corporation shall have authority to issue an aggregate of 55,000,000 shares, of which 5,000,000 shares shall be preferred stock, par value $0.001 (the "Preferred Stock"), and 50,000,000 shares shall be common stock, par value $0.001 (the "Common Stock"). The powers, preferences, and rights, and the qualifications, limitations, or restrictions of the shares of stock of each class and series which the Corporation shall be authorized to issue, are as follows:

            [Continue with subparagraph (a) of original Article IV]

      3. At the effective time of this Amendment, the Corporation shall effect a reverse split in its issued and outstanding shares of Common Stock so that the 5,777,702 shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-10 basis, and stockholders shall receive one share of the Corporation's post-split Common Stock (hereinafter the "Consolidated Common Stock"), for each 10 shares of Common Stock, $0.001 par value, held by them on the effective date of the reverse split. No scrip or fractional shares will be issued in connection with the reverse split and any fractional interests will be rounded to the nearest whole share. The reverse split will not result in any

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modification of the rights of shareholders, and will have no effect on the shareholders' equity in the Corporation. All shares returned to the Corporation as a result of the reverse split will be canceled and returned to the status of authorized and unissued shares.

      4. Except as specifically provided herein, the Corporation's Articles of Incorporation shall remain unamended and shall continue in full force and effect.

      5. By execution hereof, the president and secretary of the Corporation do hereby certify that this Amendment to Certificate of Incorporation was duly authorized and adopted by the shareholders of the Corporation at special meeting held September 3, 1996, at which a total of 5,098,965 shares of the Corporation's 5,777,702 issued and outstanding shares of common stock were represented in person or by proxy and of which 5,095,425 shares, or 88.2%, were voted in favor of this Amendment, 3,540 shares, or .06% were voted against this Amendment, and 0 shares, or 0 %, abstained from voting.

      DATED the 3rd day of September, 1996.

                                         Symphony Ventures, Inc.


                                         By__________________________________
                                           Mark N. Schneider, President


                                         By__________________________________
                                           David K. Chambers, Secretary

STATE OF UTAH                 )
                              :ss
COUNTY OF SALT LAKE     )

      On this 3rd day of September, 1996, personally appeared before me Mark
N. Schneider and David K. Chambers, who being by me duly sworn did say that they are the president and secretary, respectively, of Symphony Ventures, Inc., a Nevada corporation, that they are the persons who executed the foregoing Certificate of Amendment to Articles of Incorporation on behalf of said corporation by authority of resolutions of a majority of its shareholders, and each duly acknowledged to me that said corporation executed the same.


                                    ___________________________________
                                    Notary Public